FOR IMMEDIATE RELEASE
April 24, 2006

Contact: William M. Gilfillan
Executive Vice President and Chief Financial Officer
Phone: (718) 855-3555

Atlantic Liberty Financial Corp.
Reports Earnings for Quarter and Year Ended March 31, 2006
And Increases Quarterly Dividend.

BROOKLYN, NY Atlantic Liberty Financial Corp,(Nasdaq:ALFC), the holding company of Atlantic Liberty Savings, F.A.(the "Bank") announced earnings of $155,000 or $0.09 per share basic and fully diluted for the quarter ended March 31, 2006 as compared to earnings of $380,000 or $0.24 per share ( $0.23 fully diluted) for the quarter ended March 31, 2005, a decrease of 59.2%. Earnings for the year ended March 31, 2006 decreased to $275,000 or $0.17 per share, basic and fully diluted, from $2.0 million or $1.28 per share, ($1.27 fully diluted), for the year ended March 31, 2005. Earnings for the quarter and year ended March 31, 2006 include non-recurring expenses of $265,000 and $2,125,000, respectively, associated with the proposed merger of Atlantic Liberty Financial Corp. with Flushing Financial Corporation announced on December 21, 2005. The non-recurring expenses for the year include the acceleration and payment in 2005 of amounts due to certain executives under their employment agreements in connection with the proposed merger, as well as the accelerated vesting of restricted stock awards. The payments under the employment agreements and the acceleration of restricted stock awards occurred in 2005 in order to take advantage of tax planning opportunities relating to the pending merger with Flushing Financial. After tax benefits, the non-recurring expenses reduced income by $152,000 or $0.09 per share, basic and fully diluted, for the three-months ended March 31, 2006, and $1,218,000 or $0.76 per share ($0.74 per share fully diluted) for the year ended March 31, 2006. Additionally, earnings for the year ended March 31, 2005 include $340,000 or $0.21 per share, basic and fully diluted, of non-recurring income received in connection with the settlement of litigation.

At its April meeting, the Board of Directors increased the quarterly cash dividend to $0.09 from $0.08 per share to be paid on May 22, 2006 to shareholders of record on May 8, 2006.

The decrease in earnings for the quarter ended March 31, 2006 reflects decreases of $132,000 in net interest income and $89,000 in non-interest income and an increase of $132,000 in non-interest expense, partially offset by a decrease of $128,000 in income tax expense. The decrease in net interest income for the quarter ended March 31, 2006 compared to the comparable quarter in 2005 was attributable to a $7.6 million decrease in average interest earning assets, together with a 22 basis point decrease in our net interest spread to 3.51% from 3.73%. Our net interest margin decreased 13 basis points to 3.88% from 4.01% for the quarter ended March 31, 2006 compared to the comparable quarter in 2005. Non-interest income decreased $89,000 due principally to decreases of $58,000 in loan prepayment penalty and other mortgage fees, $25,000 in savings and checking account fees, and $5,000 in net appraisal fees. The increase in non-interest expense for the quarter ended March 31, 2006 of $132,000 included an increase of

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$235,000 in legal fees, partially offset by decreases of $57,000 in salaries and employee benefits, $2,000 in directors' compensation, $1,000 in miscellaneous expense, $2,000 in advertising expense, $31,000 in net occupancy expense and $10,000 in equipment expense. The increase in legal fees resulted primarily from the aforementioned non-recurring expenses associated with the pending merger with Flushing Financial. There was no provision for loan losses for the quarters ended March 31, 2006 and March 31, 2005. The allowance for loan losses was $753,000 or 0.60% of loans outstanding at March 31, 2006 as compared with $737,000 or 0.61% of loans outstanding at March 31, 2005. The allowance for loan losses at March 31, 2006 represented 156.6% of non-performing loans and 832.6% of non-performing loans at Match 31, 2005. Non-performing loans represented
0.04% of total loans at March 31, 2006 and 0.07% of total loans at March 31, 2005.

The decrease in earnings for the year ended March 31, 2006 was primarily due to decreases of $198,000 in net interest income and $1.1 million in non-interest income, and an increase of $1.7 million in non-interest expense, partially offset by decreases of $125,000 in the provision for loan losses and $1.1 million in income tax expense. The decrease in net interest income of $198,000 for the year ended March 31, 2006 as compared to the prior period resulted from a decrease of $4.1 million in average interest earnings assets, together with a decrease in our net interest spread of 9 basis points to 3.65% from 3.74%. Our net interest margin for the year ended March 31, 2006 decreased 2 basis points to 3.98% from 4.00% in the prior period. Non-interest income for the year ended March 31, 2006 decreased $1.1 million as compared to the year ended March 31, 2005, primarily due to decreases of $134,000 in loan prepayment penalty and other mortgage fees, $16,000 in net appraisal fees, $53,000 in savings and checking account fees and $13,000 in other non-operating income. In addition, the year ended March 31, 2005 included a non-recurring litigation settlement of $825,000 and the receipt of life insurance proceeds of $33,000. There were no similar amounts received during the year ended March 31, 2006. The increase in non-interest expense of $1.7 million was primarily due to increases of $1.4 million in salaries and benefits, $286,000 in legal fees, and $163,000 in miscellaneous expenses, partially offset by decreases of $64,000 in net occupancy expense, $19,000 in equipment expense and $14,000 in directors' compensation. The increases in salaries and employee benefits, legal fees and miscellaneous expense result primarily from the aforementioned non-recurring expenses associated with the pending merger with Flushing Financial. There was a provision for loan losses of $125,000 for the year ended March 31, 2005. No provision was recorded during the year ended March 31, 2006. During the year ended March 31, 2006, we recorded $16,000 in recoveries of previously charged off loans.

The Company's assets decreased $3.9 million or 2.1% to $180.1 million at March 31, 2006 from $184.0 million at March 31, 2005. During the year ended March 31, 2006, mortgage backed securities held to maturity decreased $8.4 million or 20.0% to $33.6 million at March 31, 2006 from $42.0 million at March 31, 2005. Investment securities held to maturity decreased $1.5 million or 37.5% to $2.5 million at March 31, 2006 from $4.0 million at March 31, 2005. In addition, cash and cash equivalents decreased $1.0 million or 15.6% to $5.4 million at March 31, 2006 from $6.4 million at March 31, 2005. During the year ended March 31, 2006, net loans receivable increased $5.6 million or 4.7% to $125.7 million from $120.1 million. The increase resulted principally from new multi-family mortgages of $15.1 million, $3.9 million of which were purchased from other financial institutions, as well as new originations of $14.2 million in

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one-to-four family mortgage loans.  Additionally,  we originated $8.8 million of new commercial mortgages during the period.

Deposits totaled $104.8 million at March 31, 2006, a decrease of $4.3 million or 3.9% from $109.1 million at March 31, 2005. Advances from the Federal Home Loan Bank of New York decreased $800,000 to $42.6 million at March 31, 2006 from $43.4 million at March 31, 2005. Stockholders' equity increased $700,000 or 2.5% to $28.5 million at March 31, 2006, primarily the result of including net income for the year ended March 31, 2006 of $275,000 and the issuance of common stock to fund early vesting of restricted stock awards.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Reform Act of 1995 as amended and is including these statements for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identifiable by use of the words believe, expect, intend, anticipate, estimate, project, or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse affect on the operation and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provision; monetary and fiscal policies of the U.S.
Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the company's filings with the Securities and Exchange Commission.

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
Selected Financial Condition Data:          At March 31     At March 31,
                                               2006           2005
                                            ------------------------
                                               (In Thousands)
Total Assets                                 $ 180,079   $ 183,974
Loans Receivable, net (1)                      125,705     120,148
Securities Available for Sale                    2,710       2,940
Securities Held to Maturity                     36,068      45,985
Deposits                                       104,791     109,103
Total Borrowings                                42,550      43,350
Stockholders' Equity                            28,527      27,827
                                              ----------------------

(1) The allowance for loan losses was $753,000 and $737,000 at March 31,2006 and March 31,2005 respectively.


                                          Three Months Ended March 31,   Year Ended March 31,
                                              2006        2005            2006       2005
                                          --------------------------------------------------
                                              (In thousands, except for per share data)
Selected Operating Data:
Interest Income                                $ 2,586     $ 2,480   $ 10,203     $ 9,816
Interest Expense                                   953         715      3,414       2,829
Net Interest Income                              1,633       1,765      6,789       6,987
Provision for Loan Losses                                        -          -         125
Net Interest Income after provision
 for Loan Loss                                   1,633       1,765      6,789       6,862
Non-interest income                                 59         148        383       1,468
Non-interest expense                             1,361       1,229      6,498       4,801
Income before income taxes                         331         684        674       3,529
Income tax expense                                 176         304        399       1,496
Net income                                         155         380        275       2,033
Net Income per share- Basic                     $ 0.09      $ 0.24     $ 0.17      $ 1.28
Net Income per share -Fully Diluted             $ 0.09      $ 0.23     $ 0.17      $ 1.27


Selected Financial Ratios and Other Data:

                                           At or for the Three Months    For Year Ended
                                                     March 31,              March 31,
------------------------------------------------------------------------------------------
Performance Ratios:                             2006        2005        2006       2005
------------------------------------------------------------------------------------------
Return on Average Assets                         0.35%       0.83%      0.15%       1.12%
Return on Average Equity                         2.17%       5.49%      0.96%       7.50%
Interest Rate Spread                             3.51%       3.73%      3.65%       3.74%

Asset Quality Ratios:

Non-performing assets to total assets            0.31%       0.09%          -           -
Allowance for loan losses to non performing loan156.55     832.61%          -           -
Allowance for loan losses to total loans receivab0.60%       0.61%          -           -

Capital Ratio:

Equity to total assets                          15.84%      15.13%          -           -
